Investor Contacts: Rusty Cloutier
  President & CEO  or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

Media Contact:      Alex Calicchia
 Chief Marketing Officer
 337.593.3008
MidSouth Bank adds five Jefferson Bank locations to Texas franchise

LAFAYETTE, LA., July 29, 2011/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (NYSE Amex: MSL) announced its subsidiary, MidSouth Bank, NA, finalized its purchase of all five Jefferson Bank locations in the Dallas-Fort Worth area today.  MidSouth Bank acquired the branch network from First Bank and Trust Company, which purchased Jefferson Bank’s assets in connection with the bankruptcy filing of Jefferson Bank’s parent company.  Additional information on the acquisition can be found on the Investor Relations tab of the Company’s website at www.midsouthbank.com.

As part of the transaction, MidSouth Bank acquired $70 million in loans and assumed $164 million in deposits. The Dallas market, said MidSouth Bank President and CEO Rusty Cloutier, fits perfectly with the bank’s strategic expansion plans in Texas. “The Dallas acquisition is a great opportunity for us to meet our goal of expanding our franchise in Texas,” he noted, adding that the bank continues to look for opportunities in these markets where it can provide competitive financial services to customers. “We are happy to welcome Jefferson Bank customers and employees to MidSouth Bank and remain very enthusiastic about Texas, where more jobs have been created in the past five years than in all other states combined,” he continued. “Adding Dallas to our current Texas operations doubles our market share in Texas, and it gives us a strong footprint in a great state.”

 Cloutier commented further that MidSouth Bank is getting a high-quality workforce. “Jefferson Bank has some talented employees, and our existing staff is working hard to make them feel right at home as they make the transition,” he said.  Lynn Fowler, a Senior Vice President at MidSouth Bank for the past four years, has returned home to Dallas to serve as Regional President of the bank's Dallas and Central Texas Regions. Fowler has 33 years of banking experience.

Over the weekend of July 29-Aug. 1, signs on the Jefferson Bank buildings will be changed to MidSouth Bank, the first step in a two-phase conversion plan. Full conversion of systems, products and services will take place the weekend of Sept. 9.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with $1 billion in total assets as of June 30, 2011. Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas. MidSouth Bank has 39 locations in Louisiana and Texas and more than 50 ATMs. More corporate information is available at www.midsouthbank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, statements regarding future results, closing on our SBLF funding, improvements in classified and criticized assets, changes in the local and national economy, the work-out of nonaccrual loans, the completion of the Jefferson Bank branch acquisition, the competition for other potential acquisitions and the impact of regulatory changes regarding electronic transactions  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, and repayment of funds acquired under the U.S. Treasury’s Capital Purchase Program (the “CPP”); and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.